Exhibit 99.1

MoneyGram Announces Four New Independent Candidates for Election to Board of Directors at Annual Meeting
Nominees bring diverse range of talents in financial services, consumer markets, finance and technology

MINNEAPOLIS, April 13—MoneyGram International (NYSE:MGI), a global leader in the payment services industry, today announced that J. Coley Clark, Victor Dahir, Ann Mather and W. Bruce Turner will stand for election to the MoneyGram Board of Directors at the company’s May 26 annual meeting. This will bring the number of directors to nine, four of whom will be independent.

“MoneyGram is very fortunate to have an exceptional group of proven leaders with global experience to stand for election to our board of directors,” said Pamela H. Patsley, MoneyGram chairman and CEO. “These individuals bring independent judgment and a dedication to building shareholder value, and they will be a tremendous resource for our company.”

J. Coley Clark, chairman and CEO at BancTec, Inc., brings a wealth of technology services experience from his position with BancTec as well as with Electronic Data Systems Corporation, where Clark spent 33 years. He has previously served on two public and two private company boards. A graduate of the University of Texas, Clark served as a captain and company commander in the United States Army.

Victor Dahir brings a solid financial services background, having spent 21 years with Visa USA Inc., most recently as executive vice president and chief financial officer prior to his retirement in 2005. Dahir also served as CFO of Redwood Bank, and held financial positions of increasing responsibility at Levi Strauss & Co. Dahir is a graduate of Amherst College and earned his Master of Business Administration from Harvard University

Ann Mather currently is a member of the boards of Google Inc. and Glu Mobile Inc. She has more than 25 years of financial experience, including serving as executive vice president and CFO of Pixar Animation Studios and Village Roadshow Pictures. She also served in various finance positions at Paramount Pictures Corporation, Polo Ralph Lauren Corporation and The Walt Disney Company. Mather has a Master of Arts degree from England’s University of Cambridge.

W. Bruce Turner brings vast experience in regulated consumer markets and international business. He has served as the CEO of Lottomatica S.p.A., an Italian public company recognized as a global leader in lottery operations and technology services. He also served as President and CEO of GTECH Holdings Corporation, a global technology services leader in the government regulated lottery industry. GTECH Holdings Corporation was acquired by Lottomatica in 2006. Turner, a Wall Street veteran, was previously employed by Raymond James and Associates and Salomon Smith Barney Inc. Turner currently serves on the board of Lottomatica S.p.A. He is a graduate of the United States Military Academy at West Point, earned a Master’s degree at Central Michigan University, and has a Master of Business Administration from the University of Tampa.

“I would once again like to thank our three current independent directors for their dedicated service to the company. Although these directors have determined not to stand for re-election, I am very pleased to have candidates to succeed them who not only are highly credentialed professionals individually, but also, collectively, provide the type of extensive and varied experience and leadership that can help guide MoneyGram into a new era of growth and global expansion,” said Patsley.

On February 25, 2010, MoneyGram announced that three directors who had been on the company’s board prior to MoneyGram’s recapitalization would not to seek re-election in order to ensure a wholly new post-recapitalization board.

About MoneyGram International

MoneyGram International offers more choices for people separated by distance or with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly and safely send money around the world in as little as 10 minutes. Its global network is comprised of 190,000 agent locations in 190 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com.

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Contacts
Media:
Lynda Michielutti
952-591-3846
lmichielutti@moneygram.com

Investors:
Alex Holmes
720-568-8703
aholmes@moneygram.com